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                                                                   EXHIBIT 10.51

                              TRANSITION AGREEMENT



         This Transition Agreement ("Transition Agreement"), is entered into this 18th day of April 2003, by and between John C. Diebel ("Executive"), and Meade Instruments Corp. (the "Company").

         WHEREAS, Executive has been employed as Chairman and Chief Executive Officer of the Company, pursuant to an Employment Agreement entered into as of March 1, 2002 (the "Employment Agreement"); and

         WHEREAS, Executive and the Company have mutually agreed to terminate their employment relationship upon the terms set forth herein;

         NOW, THEREFORE, in consideration of the covenants undertaken in this Transition Agreement, Executive and the Company agree as follows:

         I. TRANSITION AND RESIGNATION. Executive hereby resigns (i) as an officer of the Company and any of its affiliated entities effective May 31, 2003, (ii) as Chairman of the Board of Directors (but Executive is not resigning his position as a director of the Company) effective May 31, 2003, and (iii) as an employee, and in any other capacity with the Company and any of its affiliated entities (other than as a director of the Company), effective July 31, 2003. Hereinafter, July 31, 2003 shall be referred to as the "Separation Date." The Company hereby accepts such resignations.

         II. TERMINATION OF EMPLOYMENT AGREEMENT. The Employment Agreement shall terminate as of May 31, 2003, provided, however, that notwithstanding anything to the contrary in this Transition Agreement, Sections 8 (Confidential Information), 9 (Inventions and Patents), 10 (Non-Competition), 11 (Non-Solicitation of Customers), 12 (Non-Interference with Employees), 13 (Assistance in Patent Applications) and 14 (Indemnity) of the Employment Agreement, which are incorporated herein by reference, shall continue to apply in accordance with their terms. All payments due to Executive from the Company, whether or not earned prior to May 31, 2003 under the Employment Agreement or any other compensation, benefit, employment, incentive or related plan or agreement (with the exception of the Meade Instruments Corp. 1997 Stock Incentive Plan, as amended, which benefits shall remain in effect in accordance with the terms set forth in such Plan), shall be determined under this Transition Agreement, and no payments shall be made under the Employment Agreement or any such other plan or agreement, except as provided herein. With respect to the 1997 Stock Incentive Plan, Executive and the Company hereby agree that all vesting of Executive's stock options under the plan shall cease on July 31, 2003 and Executive's right to exercise such options shall terminate on October 31, 2003; provided, however, that in the event of Executive's death or disability prior to July 31, 2003, Executive's estate shall, in accordance with the plan, have one year after such date to exercise any then vested options. Notwithstanding anything herein to the contrary, the Company shall continue to reimburse Executive (in a manner consistent with the Company's existing expense reimbursement policies) for unreimbursed out of pocket expenses incurred by Executive through May 31, 2003. Nothing in this Agreement shall effect Executive's rights to his Company 401(k) account.


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         III. TRANSITION PERIOD. For each of the months April and May 2003, the
Company shall pay to Executive a salary of $41,666.67 in the Company's regular payroll cycles. Executive agrees and acknowledges that payment to him of the amounts referenced herein constitutes full satisfaction of any and all payments due to Executive with respect to his employment with the Company through and including May 31, 2003, including any accrued vacation. Company further hereby engages Executive as an employee special advisor from June 1, 2003, through the Separation Date. As full satisfaction for Executive's services from June 1, 2003, through the Separation Date, the Company shall (i) pay to Executive the sum of $20,833.34 per month, less standard tax withholdings and authorized deductions, and (ii) provide medical insurance for Executive and his spouse under the Company's medical plan through July 31, 2003, under the same terms as currently provided to Executive and his spouse. From the date hereof until the Separation Date, Executive shall cooperate with the Company in the transition of his duties and business contacts as reasonably requested by the Company. Through May 31, 2003, Executive will continue to sign all necessary and appropriate documents on behalf of the Company, including, but not limited to, board resolutions, financial reports and/or Securities and Exchange Commission filings by the Company consistent with the exercise of reasonable judgment and past practices. On the date hereof, the Company shall enter into a Registration Rights Agreement with Executive in the form attached hereto as Exhibit A.

         IV. CONSULTING SERVICES.

                  A. SERVICES. From and after the Separation Date through May 31, 2004 (the "Consulting Period"), Executive agrees to make himself reasonably available to the Company's Board of Directors and its senior management to consult on business and operational matters as reasonably requested by such persons, subject to Executive's prior commitments or obligations. Executive shall, if requested, provide such services to the Company at the Company's headquarters, and in such event, the Company shall make reasonable office space available to Executive at such location. As full satisfaction for Executive's services during the Consulting Period, the Company shall pay to Executive the sum of $20,833.34 per month during the Consulting Period regardless of whether any services are actually performed. Executive hereby waives any fees (whether cash or equity) that would otherwise be payable to Executive during the Consulting Period for Executive's service as a non-employee director on the Company's Board of Directors.

                  B. INDEPENDENT CONTRACTOR STATUS. Executive acknowledges that Executive is being engaged by the Company on an independent contractor basis during the Consulting Period. Under no circumstances shall Executive look to the Company as Executive's employer, or as a partner, agent or principal during such period. Except as expressly provided in this Transition Agreement, Executive shall not be entitled to any benefits accorded to the Company's employees, including, without limitation, worker's compensation, disability insurance, vacation, sick pay, or participation in any of the Company's benefit plans such as its Employee Stock Ownership Plan or 401k Plan. No compensation to be paid to Executive for performing the services contemplated by Section IV.A shall be subject to any withholding or deductions provided by local, state or federal law, which shall be the sole responsibility of Executive.


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         V. BENEFIT CONTINUATION. For a period of sixty (60) months following the Separation Date or until Executive obtains commensurate medical coverage through other employment, whichever is sooner, the Company shall pay for Executive's COBRA premium for Executive and his spouse to continue to receive medical insurance coverage at no cost to Executive and at a level commensurate with the coverage provided to Executive and his spouse as of the Separation Date. In the event that COBRA is not available to Executive, the Company shall nevertheless provide insurance to Executive commensurate with the coverage provided to Executive and his spouse as of the Separation Date. Separate from and in addition to the payment described in the foregoing sentences, after January 1, but prior to January 15 of each of 2004 through 2009, the Company shall make cash payments to Executive of 100% of the COBRA premiums (or insurance premiums paid in the event COBRA is not available) paid by the Company on behalf of Executive pursuant to this Section V during the prior calendar year.

         VI. MUTUAL RELEASE.

                  A. Except for (i) those obligations created by or arising out of this Transition Agreement, (ii) Executive's existing benefits under the Meade Instruments Corp. 1997 Stock Incentive Plan, as amended (which benefits shall remain in effect as specified in Section II hereof), and (iii) the obligations of the Company in favor of Executive under the Company's Certificate of Incorporation, Bylaws or pursuant to that certain Indemnity Agreement, dated March 1, 1998, between Executive and the Company (the "Indemnity Agreement"), Executive on behalf of himself, his descendants, dependents, heirs, executors, administrators, assigns, and successors, and each of them, hereby covenants not to sue and fully releases and discharges the Company, and its parents, subsidiaries and affiliates, past and present, and each of them, as well as its and their trustees, directors, officers, agents, attorneys, insurers, employees, stockholders, representatives, assigns, and successors, past and present, and each of them, hereinafter together and collectively referred to as "the Company Releasees," with respect to and from any and all claims, wages, demands, rights, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, debts, costs, expenses, attorneys' fees, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether now known or unknown, which he now owns or holds or he has at any time heretofore owned or held or may in the future hold as against said Company Releasees, arising out of or in any way connected with his service as an officer, director, or employee of any of the Company Releasees, his separation from his position as an officer, director, and employee of any of the Company Releasees, or any other transactions, occurrences, acts or omissions or any loss, damage or injury whatsoever, known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of said Company Releasees, or any of them, committed or omitted prior to the date of this Transition Agreement including, without limiting the generality of the foregoing, any claim under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, the California Fair Employment and Housing Act, the California Family Rights Act, or any claim for severance pay, bonus, sick leave, holiday pay, vacation pay, life insurance, health or medical insurance or any other fringe benefit, workers' compensation or disability.

                  B. Except for those obligations created by or arising out of this Transition Agreement, the Company on behalf of itself, its directors, officers, subsidiaries, assigns, and successors, and each of them, hereby covenants not to sue and fully releases and discharges Executive, his descendants, dependents, heirs, executors, administrators, assigns and successors, past and present, and each of them, as well as their trustees, directors, officers, agents, attorneys, insurers, employees, stockholders and

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representatives from any and all claims, wages, demands, rights, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, debts, costs, expenses, attorneys' fees, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether now known or unknown, which it now owns or holds or it has at any time heretofore owned or held or may in the future hold as against Executive, arising out of or in any way connected with his service as an officer, director, or employee of the Company or any of its subsidiaries, his separation from his position as an officer, director, and employee of the Company or any of its subsidiaries, or any other transactions, occurrences, acts or omissions or any loss, damage or injury whatsoever, known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of Executive, committed or omitted prior to the date of this Transition Agreement and in any way related to the Company.

                  C. It is the intention of Company and Executive in executing this instrument that the same shall be effective as a bar to each and every claim, demand and cause of action hereinabove specified. In furtherance of this intention, the Company and Executive each hereby expressly waives any and all rights and benefits conferred upon such party by the provisions of SECTION 1542 OF THE CALIFORNIA CIVIL CODE and expressly consents that this Transition Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those related to unknown and unsuspected claims, demands and causes of action, if any, as well as those relating to any other claims, demands and causes of action hereinabove specified. SECTION 1542 provides:

         "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

         The Company and Executive each acknowledges that such party understands the significance and consequence of such release and such specific waiver of
SECTION 1542.

                  D. In addition (i) Executive agrees that he shall not directly or indirectly, make or ratify any statement, public or private, oral or written, to any person that disparages, either professionally or personally, the Company or its subsidiaries and affiliates, past and present, and each of them, as well as its and their directors, officers and employees, and each of them and (ii) the Company agrees that it shall not directly or indirectly, make or ratify any statement, public or private, oral or written, to any person that disparages Executive, either professionally or personally. The Company shall have no right to offset payments otherwise required under this Agreement in the event of a breach of Executive's undertakings in this paragraph but the Company shall in such event be permitted to seek specific performance and any other remedies available to it, including recovery of any damages incurred by it as a result of such breach.

                  E. The Company expressly acknowledges that the provisions of the Indemnity Agreement, including Section 8 thereof, and the provisions of
Section 14 of the Employment Agreement continue to apply to Executive. Accordingly, the Company covenants and agrees that as long as Executive shall continue to serve as a director and/or officer of the Company and thereafter so long as Executive shall be subject to any possible Proceeding, the Company, subject to the penultimate sentence of this Section VI.E, shall promptly obtain and maintain in full force and effect directors' and officers' liability


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insurance ("D&O Insurance") in reasonable amounts from established and reputable insurers. In all D&O Insurance policies, Executive shall be provided the same rights and benefits as are accorded to the most favorably insured of the Company's directors and officers. Notwithstanding anything in this Section VI.E, the Company shall have no obligation to obtain or maintain D&O Insurance if the Company determines in good faith that insurance is not reasonably available, the premium costs for insurance are disproportionate to the amount of coverage provided or the coverage provided by insurance is so limited by exclusions that it provides an insufficient benefit. For purposes of this Section VI.E, the term "Proceeding" shall include any threatened, pending or completed action, suit or proceeding, whether brought by or in the name of the Company or otherwise and whether of a civil, criminal or administrative or investigative nature, by reason of the fact that Executive is or was a director and/or officer of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another enterprise, whether or not he is serving in such capacity at the time any liability or expense is incurred for which indemnification or reimbursement is to be provided under the Indemnity
Agreement.

         VII. MISCELLANEOUS

                  A. SUCCESSORS.

                           1. This Transition Agreement is personal to Executive
                  and shall not, without the prior written consent of the Company, be assignable by Executive.

                           2. This Transition Agreement shall inure to the
                  benefit of and be binding upon the Company and its successors and assigns and any such successor or assignee shall be deemed substituted for the Company under the terms of this Transition Agreement for all purposes. As used herein, "successor" and "assignee" shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires the stock of the Company or to which the Company assigns this Transition Agreement by operation of law or otherwise.

                  B. WAIVER. No waiver of any breach of any term or provision of this Transition Agreement shall be construed to be, nor shall be, a waiver of any other breach of this Transition Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach.

                  C. MODIFICATION. This Transition Agreement may not be amended or modified other than by a written agreement executed by Executive and the President of the Company.

                  D. COMPLETE AGREEMENT. This Transition Agreement (and the exhibit hereto) constitutes and contains the entire agreement and final understanding concerning Executive's employment relationship with the Company and the other subject matters addressed herein between the parties, and supersedes and replaces all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning the subject matters hereof;


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provided however that nothing herein shall limit or otherwise modify the indemnification obligations of the Company in favor of Executive under the Company's Certificate of Incorporation, Bylaws or the Indemnity Agreement. Except as contained in the foregoing proviso, any representation, promise or agreement not specifically included in this Transition Agreement shall not be binding upon or enforceable against either party. This is an integrated agreement.

                  E. LITIGATION AND INVESTIGATION ASSISTANCE. Executive agrees to cooperate to the extent reasonably requested in the Company's defense against any threatened or pending litigation or in any investigation or proceeding by any governmental agency or body that relates to any events or actions which occurred during the term of Executive's employment. To the extent the Company requests Executive's assistance in such matters at any time after the Consulting Period, Executive shall be compensated by the Company at a mutually agreed upon hourly rate. The Company shall reimburse Executive for all reasonable, out of pocket expenses incurred by Executive in fulfilling his obligations under this
Section VII.E. From and after the Separation Date, until the first anniversary of the Separation Date, except as reasonably approved by the Company or as required by law, Executive shall not comment upon any (i) currently threatened or pending litigation (including investigations or arbitrations) and related threatened or pending litigation arising after the date hereof involving the Company or any of its affiliates or (ii) threatened or pending government investigation involving the Company or any of its affiliates.

                  F. SEVERABILITY. If any provision of this Transition Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of the Transition Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Transition Agreement are declared to be severable.

                  G. SPECIFIC PERFORMANCE. It might be impossible to measure in money the damage to a party if another party breaches this Transition Agreement. If any such failure occurs, the party damaged might not have an adequate remedy at law or in damages. Therefore, each party consents to the issuance of an injunction or other appropriate relief, and the enforcement of other equitable remedies, against it to compel performance of this Transition Agreement.

                  H. CHOICE OF LAW. This Transition Agreement shall be deemed to have been executed and delivered within the State of California, and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and governed by, the laws of the State of California without regard to principles of conflict of laws.

                  I. COOPERATION IN DRAFTING. Each party has cooperated in the drafting and preparation of this Transition Agreement. Hence, in any construction to be made of this Transition Agreement, the same shall not be construed against any party on the basis that the party was the drafter.

                  J. COUNTERPARTS. This Transition Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.


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                  K. ARBITRATION. Any controversy arising out of or relating to this Transition Agreement, its enforcement or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, shall be submitted to final and binding arbitration, to be held in Orange County, California in accordance with California Civil Procedure Code ss.ss. 1282-1284.2, provided, however, that provisional injunctive relief may, but need not, be sought in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the Arbitrator. In the event either party institutes arbitration under this Transition Agreement, the party prevailing in any such proceeding shall be entitled, in addition to all other relief, to reasonable attorneys' fees relating to such arbitration. The non-prevailing party shall be responsible for all costs of the arbitration, including but not limited to, the arbitration fees, court reporter fees, etc.

                  L. HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

                         [SIGNATURES ON FOLLOWING PAGE]




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                  I have read the foregoing Transition Agreement and I accept and agree to the provisions it contains and hereby execute it voluntarily with full understanding of its consequences.

             EXECUTED this 18th day of April 2003, at Orange County, California.

                                      "EXECUTIVE"


                                      /S/ JOHN C. DIEBEL
                                      ------------------------------------
                                      JOHN C. DIEBEL



             EXECUTED this 18th day of April 2003, at Orange County, California.

                                      "COMPANY"


                                      MEADE INSTRUMENTS CORP.


                                      /S/ STEVEN G. MURDOCK
                                      ------------------------------------
                                      By STEVEN G. MURDOCK
                                      Its: PRESIDENT AND CHIEF OPERATING OFFICER





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                                   EXHIBIT A

                          REGISTRATION RIGHTS AGREEMENT

                                [EXHIBIT OMITTED]





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